EXHIBIT (11)
              Statement Regarding Computation of Per Share Earnings

                                                               Weighted Average
                     Weighted Average    Weighted Average      Common and Common
                     Number of Common    Number of Dilutive    Stock Equivalent
                     Shares Outstanding  Common Stock Options  Shares
                     ------------------  --------------------  -----------------
December 3, 1994          3,346,000             356,000            3,569,000
December 2, 1995          3,331,000             419,000            3,750,000
November 30, 1996         3,548,000             253,000            3,801,000